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                                PRINTRONIX, INC.

        EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



                                                                       Years Ended March,
                                                          ---------------------------------------------
                                                             1998             1997             1996
                                                          -----------      -----------      -----------
Net income                                                $15,064,000      $11,671,000      $ 6,771,000
                                                          -----------      -----------      -----------

Weighted average number of common shares outstanding        7,884,024        7,913,010        7,689,978

Basic net income per common share                         $      1.91      $      1.47      $      0.88
                                                          -----------      -----------      -----------
Effect of dilutive securities:

Weighted average number of common shares outstanding        7,884,024        7,913,010        7,689,978

Stock options                                                 345,255          396,738          556,489
                                                          -----------      -----------      -----------

                                                            8,229,279        8,309,748        8,246,467

Diluted net income per common share                       $      1.83      $      1.40      $      0.82
                                                          -----------      -----------      -----------
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                                   EXHIBIT 11